Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF CLASS B COMMON STOCK
OF

NUTANIX, INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware, Nutanix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 5, 2016 (the “Amended and Restated Certificate”) provides that the total number of shares of capital stock that the Corporation shall have authority to issue is 1,400,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.000025 per share (“Class A Common Stock”), (ii) 200,000,000 shares of Class B Common Stock, par value $0.000025 per share (“Class B Common Stock”), and (iii) 200,000,000 shares of Preferred Stock, par value $0.000025 per share.

2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock of the Corporation pursuant to the provisions of Article IV of the Amended and Restated Certificate.

3. Section 4.3(f) of Article IV of the Amended and Restated Certificate provides that following the Conversion, the shares of Class B Common Stock that have been converted shall be retired and may not be reissued.

4. The Board of Directors of the Corporation has adopted resolutions retiring 157,996,115 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued but not outstanding following the Conversion.

5. Upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (a) reduce the total number of authorized shares of the capital stock of the Corporation by 157,996,115, such that the total number of authorized shares of the Corporation shall be 1,242,003,885, and (b) reduce the number of authorized shares of Class B Common Stock by 157,996,115, such that the number of authorized shares of Class B Common Stock shall be 42,003,885.

IN WITNESS WHEREOF, Nutanix, Inc. has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of January 4, 2022.

NUTANIX, INC.
By: /s/ Rajiv Ramaswami Name: Rajiv Ramaswami Title: President and Chief Executive Officer